EXHIBIT VI

Update on EIB support for Europe’s security and defence industry

On May 8, 2024, the Board of Directors of the European Investment Bank (“EIB”) approved an updated definition of dual-use goods and infrastructure eligible for EIB Group financing and agreed to facilitate financing for small and medium-sized enterprises (“SMEs”) in the security and defence industry, by opening up dedicated intermediated financing.

Boosting EIB Group support to safeguard Europe’s peace and security is one of the top strategic priorities, outlined by EIB President Nadia Calviño to EU Finance Ministers in February 2024. Following intensive consultations with the EIB’s shareholders, financial markets and key stakeholders, and the European Council’s mandate to further improve access to finance for European security and defence firms, President Calviño unveiled an immediate Security and Defence Industry Action Plan at the last EU Finance Ministers meeting (ECOFIN) on April 12, 2024, where the initiative received broad support.

The EIB Board of Directors meeting held on May 8, 2024 formally adopted the Action Plan. Going forward, the EIB will waive a previous requirement that dual-use projects eligible for financing in the area of security and defence derive more than 50% of their expected revenues from civilian use. Projects and infrastructure used by the military or police that also serve civilian needs will now be eligible for EIB Group financing. There will no longer be a minimum threshold for expected revenues from civilian applications or share of civilian users.

The EIB Group will also update its rules for security and defence SME financing. This will open dedicated credit lines managed by banks in EU Member States and other intermediaries for dual-use projects by smaller companies and innovative startups. EU companies whose activity is partly in defence will be eligible for financing using EIB-backed intermediated credit lines. No further changes were made to the EIB Group’s eligibility, excluded activities and excluded sectors list.

The EIB Group has created a dedicated Security and Defence Office, providing a one-stop shop for security and defence investment, operational since May 1, 2024. It offers streamlined financial support and expert assistance aimed at strengthening Europe’s security and defence capabilities.

The changes are expected to speed up investment and improve access to EIB Group financing for the European security and defence sector, deploying €6 billion in funding available under the Strategic European Security Initiative (“SESI”), and the European Investment Fund’s (“EIF”) Defence Equity Facility, and further boosting the EIB Group’s support to the European security and defence industry.

The EIB Group, which also includes the EIF,  has been actively supporting investment that reinforces Europe’s defence and security industry since 2017. Beneficiaries of EIB Group financing range from household names in the defence sector to innovative startups.

Under SESI, expanded immediately after Russia’s aggression against Ukraine, there still is €6 billion in funding available. In addition, the EIF launched a  €175 million Defence Equity Facility in January 2024, which can support SME and start-ups in the field, such as those in the area cybersecurity.

Eligible projects under SESI will include military mobility, space, cybersecurity, green security, critical infrastructure, border protection, and other dual-use investments, such as drones.

Forward-Looking Statements

This document may contain forward-looking statements.  Statements that are not historical facts, including statements about the EIB’s beliefs and expectations, are forward-looking statements.  These statements generally may be identified by the use of forward-looking words, phrases, and expressions such as “believe”, “expect”, “aim”, “anticipate”, “intend”, “foresee”, “forecast”, “predict”, “project”, “estimate”, “likely”, “may”, “might”, “will”, “could”, “should”, “would”, “seek”, “plan”, “scheduled”, “possible”, “continue”, “potential”, “outlook”, “target” or other similar words, phrases, and expressions; provided that the absence thereof does not mean that a statement is not forward-looking.

Forward-looking statements involve inherent risks, uncertainties, and other factors that may cause the EIB’s actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements.  Although the EIB believes that the expectations reflected in such forward-looking statements were reasonable as of the date they were made, no assurance can be given that such expectations will prove to have been correct.  Accordingly, actual results could differ materially from those contained in any forward-looking statements.  Consequently, you are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements speak only as of the date they are made, and the EIB undertakes no obligation to update publicly or release any revisions to these forward-looking statements in light of new information or to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law.  All subsequent forward-looking statements attributable to the EIB or any person acting on its behalf are qualified by the cautionary statements herein.